Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Maverick Tube Corporation for the registration of 733,676 shares of its common stock and to the incorporation by reference therein of our report dated February 1, 2002 (except for paragraph 4 of Note 5 and Note 17, as to which the dates are February 25, 2002 and February 12, 2002, respectively), with respect to the consolidated financial statements and schedule of Maverick Tube Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

Ernst & Young LLP

St. Louis, Missouri
February 20, 2003